Exhibit 99.1

Mesa Air Group Reports Fourth Quarter and Full-Year Fiscal 2020 Profit

December 9, 2020

PHOENIX, December 9, 2020 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported fourth quarter and full-year fiscal 2020 financial and operating results.

Fiscal 2020 Q4 Highlights

•	EPS of $0.32, Full Year $0.78
•	Year-end cash increased by $34.5 million to $99.4 million

Recent Updates

•	Amended capacity purchase agreement with American to operate 40 CRJ-900s for a five-year term
•	Commenced cargo operations for DHL with two Boeing 737-400F
•	Added 10 new E175 aircraft to our United fleet in November and December
•	Entered into a $195 million loan under the CARES Act with the U.S. Treasury

Mesa’s Q4 2020 results reflect net income of $11.4 million, or $0.32 per diluted share, compared to net income of $12.2 million, or $0.35 per diluted share for Q4 2019. Mesa Q4 2020 results include, per GAAP, the deferral of $7.8 million of revenue, all of which was billed and paid by American and United during the quarter and will be recognized over the remaining terms of the contracts. Mesa’s Adjusted EBITDA1 for Q4 2020 was $44.6 million, compared to $50.8 million in Q4 2019, and Adjusted EBITDAR1 was $54.2 million for Q4 2020, compared to $61.9 million in Q4 2019.  For Q4 2020 revenue was $108.0 million, a reduction of $79.8 million (42%) from $187.8 for Q4 2019 primarily due to the reduced flying as a result of COVID-19.  During the quarter Mesa recognized $40.8 million as an offset to wages and salaries related to the previously announced Payroll Support Program Agreement (“PSP”), which required Mesa to retain all of its employees.

Operationally, the Company ran a 99.8% controllable completion factor, compared to 99.0% in Q4 2019, and a total completion factor of 98.2%, which primarily includes weather, close-in capacity reductions driven by reduced demand, and other uncontrollable cancellations, compared to 96.9% in Q4 2019.

Full Year

Mesa reported net income of $27.5 million, or $0.78 per diluted share for the 2020 fiscal year, compared to net income of $47.6 million, or $1.36 per diluted share for the 2019 fiscal year.  Excluding special items for both periods, adjusted net income1 was $27.5 million or $0.78 per diluted share for the 2020 fiscal year, compared to $57.5 million or $1.64 per diluted share for the 2019 fiscal year. Mesa fiscal 2020 results include, per GAAP, the deferral of $23.8 million of revenue, all of which was billed and paid by American and United during the year and will be recognized over the remaining terms of the contracts. Mesa’s Adjusted EBITDA1 was $163.3 million in fiscal year 2020, compared to $208.7 million in fiscal year 2019 and Adjusted EBITDAR was $212.1 million in fiscal year 2020, compared to $260.9 million in fiscal year 2019. For fiscal year 2020, revenue was $545.1 million, a reduction of $178.3 million (25%) from $723.4 million for fiscal year 2019, primarily due to the reduced flying as a result of COVID-19. During the year, Mesa recognized $83.8 million as an offset to wages and salaries related to the previously announced Payroll Support Program Agreement (“PSP”), which required Mesa to retain all of its employees as of April 20, 2020.

[1]	See Reconciliation of non-GAAP financial measures

Operationally, we ran a 99.9% controllable completion factor compared to 99.4% in 2019 and a 94.8% total completion factor, which includes weather, close-in capacity reductions driven by reduced demand, and other uncontrollable cancellations and flights, compared to 97.0% in 2019.

“Our industry was among the hardest hit by COVID-19 and the global impact that followed,” said Jonathan Ornstein, Chairman and Chief Executive Officer. “Despite a significant reduction in flying, we were able to find creative ways to reduce costs, operate profitably, generate positive cash-flow, and protect our employees from involuntary furloughs. We also entered the cargo market through our new agreement with DHL - diversifying our revenue sources and creating new opportunities for our company. I can’t thank our hardworking employees enough, their dedication and professionalism truly went above and beyond this year.”

Mike Lotz, President and Chief Financial Officer, continued, “Given the impact of the pandemic, our financial performance exceeded our early expectations. We also improved our liquidity and closed on a $195 million five-year loan under the CARES Act.”

“Despite the global pandemic, our employees showed up day after day to safely and efficiently keep our operation moving,” said Brad Rich, Executive Vice President and Chief Operating Officer. Our operational performance coupled with our low-cost model helped Mesa extend our relationship with American; flying 40 CRJ-900 aircraft for a five-year term. We also took delivery of 10 of our 20 new E175 aircraft for United and added two 737-400F cargo aircraft to our fleet operating for DHL.”

We are providing the following Block Hour and Pass-Through Maintenance Expense Guidance going forward:

BLOCK HOURS	Q1	Q2	Q3	Q4
FY2020 Actuals	115,562	108,305	31,622	57,622
FY2021 Guidance	68,000	73,000	*	*

PASS THROUGH MTC	Q1	Q2	Q3	Q4	Total
FY2020 Actuals	7.4	9.1	(2.5)	9.3	23.3
FY2021 Guidance	15.0	13.0	7.0	5.0	40.0

*to be provided in subsequent quarters

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa’s ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three and twelve months ended September 30, 2020 and the three and twelve months ended September 30, 2019. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-

GAAP financial measures exclude some, but not all items that may affect the Company’s net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Three months ended September 30, 2020
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$14,545	$(3,170)	$11,375	$0.32

Interest Expense	9,452
Interest Income	(10)
Depreciation and Amortization	20,640
EBITDA	44,627

Aircraft Rent	9,606
EBITDAR	54,233

	Three months ended September 30, 2019
	Income Before Taxes	Income Tax (Expense)/Benefit	Net Income	Net Income per Diluted Share
GAAP Income	$17,059	$(4,815)	$12,244	$0.35
FY19 Adjustments (1)(3)	—	487	487
Adjusted Income	$17,059	$(4,328)	$12,731	$0.36

Interest Expense	13,607
Interest Income	(313)
Depreciation and Amortization	20,465
EBITDA	50,818

Aircraft Rent	11,103
EBITDAR	61,921

	Twelve months ended September 30, 2020
	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income	$36,995	$(9,531)	$27,464	$0.78

Interest Expense	44,120
Interest Income	(105)
Depreciation and Amortization	82,296
Adjusted EBITDA	163,306

Aircraft Rent	48,802
Adjusted EBITDAR	212,108

	Twelve months ended September 30, 2019
	Income Before Taxes	Income Tax (Expense)/Benefit	Net income	Net Income per Diluted Share
GAAP Income/(Loss)	$63,286	$(15,706)	$47,580	$1.36
FY19 Adjustments (1) (2) (3)	13,156	(3,265)	9,891
Adjusted Income	$76,442	$(18,971)	$57,471	$1.64

Interest Expense	55,717
Interest Income	(1,501)
Depreciation and Amortization	77,994
Adjusted EBITDA	208,652

Aircraft Rent	52,206
Adjusted EBITDAR	260,858

Adjustments for three months and twelve months ended September 30, 2019:

1)	Includes lease termination expense of $9.5 million related to the acquisition of ten CRJ-700 aircraft previously leased during the three months ended September 30, 2019
2)	Includes adjustment for loss on extinguishment of debt of $3.6 million related to repayment of the Company’s Spare Engine Facility during the nine months ended June 30, 2019
3)	Includes adjustment for tax expense resulting from changes in various State income tax rates that were enacted throughout the year

Mesa Air Group will host a conference call with analysts on Wednesday, December 9 at 4:30pm ET/2:30pm MT. The conference call number is 888-469-2054 (Passcode: Phoenix). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/mmc/p/ieyn2zi2. A recorded version will be available on Mesa’s website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group, Inc. is the holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 104 cities in 39 states, the District of Columbia, and Mexico as well as cargo services out of Cincinnati/Northern Kentucky International Airport. As of November 30th, 2020, Mesa has a fleet of 157 aircraft with approximately 384 daily departures and 3,200 employees. Mesa operates all of its flights as either American Eagle, United Express, or DHL Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc., United Airlines, Inc., and DHL.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for Mesa Air Group, Inc.’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. Mesa Air Group, Inc. expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in Mesa Air Group, Inc.’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

MESA AIR GROUP, INC.

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Operating revenues:
Contract revenue	$97,361	$172,248	$506,590	$682,834
Pass-through and other	10,678	15,582	38,480	40,523
Total operating revenues	108,039	187,830	545,070	723,357

Operating expenses:
Flight operations	34,043	55,243	169,242	210,879
Fuel	168	155	672	588
Maintenance	47,102	57,010	192,123	196,514
Aircraft rent	9,606	11,102	48,802	52,206
Aircraft and traffic servicing	418	995	3,356	3,972
General and administrative	13,014	12,406	52,246	50,527
Depreciation and amortization	20,640	20,466	82,296	77,994
Lease termination	—	—	—	9,540
CARES Act Grant Recognition	(40,816)	—	(83,834)	—
Total operating expenses	84,175	157,377	464,903	602,220
Operating income	23,864	30,453	80,167	121,137

Other (expenses) income, net:
Interest expense	(9,452)	(13,607)	(44,120)	(55,717)
Interest income	10	313	105	1,501
Loss on extinguishment of debt	—	—	—	(3,616)
Other (expense) income, net	123	(101)	843	(19)
Total other (expense), net	(9,319)	(13,395)	(43,172)	(57,851)

Income before taxes	14,545	17,058	36,995	63,286
Income tax expense	3,170	4,815	9,531	15,706
Net income and comprehensive income	$11,375	$12,243	$27,464	$47,580

Net income per share attributable to common shareholders
Basic	$0.32	$0.35	$0.78	$1.37
Diluted	$0.32	$0.35	$0.78	$1.36

Weighted-average common shares outstanding
Basic	35,486	35,003	35,237	34,764
Diluted	35,486	35,067	35,308	35,064

MESA AIR GROUP, INC.

Consolidated Balance Sheets

(In thousands, except shares) (unaudited)

	September 30, 2020	September 30, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$99,395	$68,855
Restricted cash	3,446	3,646
Receivables, net	13,712	23,080
Expendable parts and supplies, net	22,971	21,337
Prepaid expenses and other current assets	16,067	40,923
Total current assets	155,591	157,841

Property and equipment, net	1,212,415	1,273,585
Intangibles, net	8,032	9,532
Lease and equipment deposits	1,899	2,167
Operating Lease right-of-use assets	123,251	—
Other Assets	742	8,792
TOTAL ASSETS	$1,501,930	$1,451,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and financing leases	$189,268	$165,900
Current maturities of operating leases	43,932	—
Accounts payable	53,229	49,930
Accrued compensation	12,030	11,988
Other accrued expenses	54,867	28,888
Total current liabilities	353,326	256,706

NONCURRENT LIABILITIES:
Long-term debt and financing leases - excluding current portion	542,456	677,423
Noncurrent operating lease liabilities	62,531	—
Deferred credits	5,705	12,134
Deferred income taxes	64,275	55,303
Deferred revenue, net of current portion	14,369	—
Other noncurrent liabilities	1,409	24,483
Total noncurrent liabilities	690,745	769,343
Total liabilities	1,044,071	1,026,049

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 35,194,902 (2020) and 31,413,287 (2019) shares issued and outstanding, and 0 (2020) and 3,600,953 (2019) warrants issued and outstanding	242,772	238,504
Retained earnings	215,087	187,364
Total stockholders' equity	457,859	425,868
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,501,930	$1,451,917

Operating Highlights (unaudited)

	Three months ended
	September 30
	2020	2019	Change
Available Seat Miles (thousands)	1,450,478	2,775,477	(47.7)%
Block Hours	57,622	115,175	(50.0)%
Departures	30,524	64,077	(52.4)%
Average Stage Length (miles)	624	569	9.7%
Passengers	1,415,817	3,789,696	(62.6)%

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.
Investor Relations
Brian Gillman
Investor.Relations@mesa-air.com
(602) 685-4010